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                                                                     EXHIBIT 4.7

                            FIRST AMENDMENT TO THE
                USFREIGHTWAYS CORPORATION AMENDED AND RESTATED
                 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


        The USFreightways Corporation Stock Option Plan for Non-Employee Directors, as amended and restated, shall be amended, effective March 8, 2001, as follows:


        The first paragraph of Article II ("Shares Subject to the Plan") shall be amended to read as follows:

         The aggregate number of Shares as to which Options may be granted from time to time shall be 600,000 Shares (subject to adjustments for stock splits, stock dividends, and other adjustments described in Article VI hereof).

         All other provisions of Article II shall continue in effect.

         IN WITNESS WHEREOF, the First Amendment is executed this 8th day of March, 2001.


                                   USFreightways Corporation


                                   By:  /s/ Samuel K. Skinner
                                        --------------------------------------
                                   Its: President and Chief Executive Officer